Exhibit 16.1

                                     [LOGO]
                            Kyle L. Tingle, CPA, LLC

                          PERSONAL FINANCIAL PLANNING,
                        BUSINESS SERVICES & TAX PLANNING


March 27, 2008

Max Time Enterprise, LTD
PO Box 031-088
Shennan Zhong Road
Shenzhen City F4 518031

Re:  Domain Registration Corp

Gentlemen:

This letter is to be filed in connection with the Periodic Report filed on Form 8-K, which I have reviewed, filed with the Securities and Exchange Commission on March 27, 2008. This letter confirms my dismissal as auditor of Domain Registration Corp. (the "Company") (CIK Number 000-25487), effective after the filing of the Form 10-KSB for the fiscal year ended December 31, 2006 and the reorganization of the Company.

At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission. I will be willing to cooperate with successor accountant to try to make a smooth transition for future filings.

I have returned to you all original records provided to me in previous engagements. My working paper files are the property of my firm. These will be maintained by me in accordance with my retention policy. I will consider any requests for copies of documents in out working paper files from you or the successor firm. However, providing such copies is at my discretion. Reasonable copying costs will be due and payable on a COD basis for any documents the successor auditor may require.

If you have any questions regarding this communication, please contact Kyle L. Tingle at (702) 450-2200.

Sincerely,

/s/ Kyle L. Tingle, CPA, LLC


         3145 E. Warm Springs Road o Suite 450 o Las Vegas, Nevada 89120
                   PHONE: (702) 405-2200 o FAX: (702) 436-4218
                        E-MAIL: ktingle@kyletinglecpa.com